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                                                                    EXHIBIT 15.2

The Board of Directors and Shareholders
DATATRAK International, Inc.

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-16061, 333-26251 and 333-90699) pertaining to the
Collaborative Clinical Research, Inc. Amended and Restated 1992 Share Incentive Plan, Collaborative Clinical Research, Inc. Amended and Restated 1994 Directors' Share Option Plan, Collaborative Clinical Research, Inc. Amended and Restated 1996 Outside Directors Stock Option Plan and the Collaborative Clinical Research, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan and the DATATRAK International, Inc. Retirement Savings Plan of our reports dated April 20, 2000, July 19, 2000 and October 23, 2000 relating to the unaudited condensed consolidated interim financial statements of DATATRAK International, Inc. (formerly, Collaborative Clinical Research, Inc.) and subsidiaries that are included in its Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

                                                   /s/ Ernst & Young LLP

Cleveland, Ohio
October 23, 2000